Exhibit 99.1

Kraton Corporation Announces Fourth Quarter and Full Year 2020 Results
HOUSTON, February 24, 2021 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter and year ended December 31, 2020.
2020 FOURTH QUARTER AND FULL YEAR SUMMARY
•Fourth quarter consolidated net loss of $21.0 million compared to consolidated net loss of $22.1 million in the fourth quarter of 2019.
•Fourth quarter Adjusted EBITDA(1) of $54.4 million, up 11.0% compared to the fourth quarter of 2019.
•Polymer segment operating income of $27.2 million in the fourth quarter of 2020, compared to operating loss of $5.2 million in the fourth quarter of 2019 and Adjusted EBITDA(1) of $30.6 million, up 3.5%, compared to the fourth quarter of 2019.
•Chemical segment operating income of $6.9 million in the fourth quarter of 2020, compared to operating loss of $4.8 million in the fourth quarter of 2019, and Adjusted EBITDA(1) of $23.9 million, up 22.3%, compared to the fourth quarter of 2019.
•Full year 2020 consolidated net loss(2) of $221.7 million compared to net income of $55.8 million in 2019.
•Full year 2020 Adjusted EBITDA(1) of $262.1 million, compared to $320.6 million in 2019.
•The net impact from the divestiture of our Cariflex business was $44.3 million.
•During the year ended December 31, 2020, consolidated debt was reduced by $440.6 million and consolidated net debt(1) was reduced by $541.4 million, excluding the effect of foreign currency.
•During the fourth quarter we refinanced our 7.0% senior unsecured notes with 4.25% senior unsecured notes, resulting in annualized cash interest savings of approximately $11.0 million. We also refinanced our ABL facility, extending maturity to December 2025 and improving pricing.

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(In thousands, except per share amounts)
Revenue	$406,764	$408,524	$1,563,150	$1,804,436
Polymer segment operating income (loss)	$27,205	$(5,155)	$56,802	$57,343
Chemical segment operating income (loss) (2)	$6,906	$(4,789)	$(388,390)	$62,119
Consolidated net income (loss) (2)	$(21,008)	$(22,108)	$(221,686)	$55,817
Adjusted EBITDA (non-GAAP) (1)	$54,425	$49,044	$262,097	$320,592
Adjusted EBITDA margin (non-GAAP) (3)	13.4%	12.0%	16.8%	17.8%
Diluted earnings (loss) per share	$(0.69)	$(0.67)	$(7.08)	$1.60
Adjusted diluted earnings (loss) per share (non-GAAP) (1)	$0.23	$(0.06)	$1.29	$2.94
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(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of applicable non-GAAP measures to their most directly comparable U.S. GAAP measure.
(2)For the year ended December 31, 2020, includes the $400.0 million non-cash goodwill impairment charge in the Chemical segment.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
“We are very pleased with our results for the fourth quarter and full year 2020, especially in light of the unprecedented challenges posed by the global COVID-19 pandemic. The safety of our employees, customers and communities where we operate have remained our top priority, while we maintained operational integrity and implemented enhanced safety protocols throughout our global footprint. Our broad portfolio of product offerings and end market diversification make our business resilient, and 2020 was a good year to prove that, as both our Polymer and our Chemical segments grew sales volume year-over-year,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Moreover, during the year we are equally proud that Kraton polymer and pine chemical technologies contributed to providing key tools in the fight against the spread of COVID-19. For example, one of our Chinese customers utilized a new hydrogenated SBC development grade, manufactured at our Mailao, Taiwan JV, in the production of facemask strips with higher elasticity to significantly improve wear comfort. More recently, as the vaccine roll-out began, our hydrogenated SBCs were used to manufacture gels used to insulate essential refrigerated vaccine transportation and distribution equipment. Similarly, Kraton pine chemicals were utilized in increased demand for many types of packaging adhesives, and as a key ingredient in surfactant manufacturing. Lastly, in 2020 we made meaningful progress in advancing our innovation objectives to drive future growth, by launching several new product offerings such as our REvolutionTM family of low-color rosin esters and our CirKular+TM polymer grades; both of which address the ever-increasing market need for biobased and sustainable alternatives, further demonstrating Kraton’s commitment to advance our sustainable business model by creating ‘value in an otherwise resource constrained world’. Most recently, our Polymer segment announced the first commercial application of IMSS™ technology in an automotive application. SAIC-GM (a joint venture between General Motors Company and SAIC Motor Corporation Limited) officially released the 2021 Buick GL6 model's newly engineered interior in late November 2020 into the fast growth Chinese auto market,” added Fogarty.
Polymer segment Adjusted EBITDA for the fourth quarter of 2020 was $30.6 million, up 3.5% compared to the fourth quarter of 2019. Fourth quarter 2020 sales volume was up 6.0% compared to the fourth quarter of 2019, with higher sales volume in Specialty Polymers associated with demand recovery across multiple regions, and higher volume in Performance Products primarily driven by higher sales into paving and roofing and adhesive applications.
Chemical segment Adjusted EBITDA for the fourth quarter of 2020 was $23.9 million, up 22.3% compared to the fourth quarter of 2019. Chemical segment results for the quarter reflect the benefit of a 20.3% increase in sales volume, compared to the fourth quarter of 2019, partially offset by lower average sales prices and higher costs, including costs of planned maintenance.
“During 2020, we delivered the $20 million of annualized cost savings that we had outlined at the beginning of the year. We also strengthened our capital structure by significantly reducing outstanding debt, while improving liquidity through the refinancing of our ABL facility and senior unsecured notes and meaningfully reducing borrowing cost by delivering approximately $11 million of annual cash interest savings. In 2021, while we expect to continue to reduce debt and maintain a disciplined approach to cost and capital allocation, we will be focused on investing in accretive organic growth projects and our innovation pipeline,” added Fogarty. “Looking ahead to 2021, we are encouraged by the demand trends experienced in both our Polymer and Chemical segments in the second half of 2020, and the start of this year. Of course, we must remain mindful of the disruptive potential of COVID-19 as well as constrained availability and increasing costs of global logistics associated with improving demand and trade flows. Nevertheless, in our Polymer segment, China continues to present an excellent economic backdrop after two plus years of geopolitical and trade challenges. As is always the case this time of the year, we have high expectations for a robust North American and European paving and roofing summer season, and our consumer durable markets continue to indicate attractive growth. In our pine chemical segment, we are seeing evidence of positivity across all three major product categories, including TOFA, TOR and CST, indicative, we believe, of both improved fundamentals, and increasing preference for our sustainable, ‘from the trees,’ pine chemical offerings. We therefore currently are planning to grow our core business by 5%-7% in 2021 and expect 2021 Adjusted EBITDA to be at least on par with 2020, after adjusting for the Cariflex stub period that contributed approximately $10 million in 2020, or approximately $252 million. It is important to note that this outlook for 2021 is burdened with approximately $15 million of expenses associated with the significant statutory turnaround in our Berre, France, plant, which occurs approximately every six years,” said Fogarty.

Polymer Segment

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue	(In thousands)
Performance Products	$105,454	$108,898	$459,906	$531,437
Specialty Polymers	83,355	78,243	316,206	334,726
Cariflex	—	45,149	36,930	186,266
Isoprene Rubber	25,550	—	42,986	—
Other	427	169	1,530	539
	$214,786	$232,459	$857,558	$1,052,968

Operating income (loss)	$27,205	$(5,155)	$56,802	$57,343
Adjusted EBITDA (non-GAAP) (1)	$30,557	$29,529	$167,483	$188,164
Adjusted EBITDA margin (non-GAAP) (2)	14.2%	12.7%	19.5%	17.9%
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(1)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.
(2)Defined as Adjusted EBITDA as a percentage of revenue.
Q4 2020 VERSUS Q4 2019 RESULTS
Revenue for the Polymer segment was $214.8 million for the three months ended December 31, 2020 compared to $232.5 million for the three months ended December 31, 2019. The decrease was due to the divestiture of our Cariflex business in March 2020 and lower average sales prices resulting from lower raw material costs across all product lines, partially offset by the increase in sales volumes discussed below. The positive effect from changes in currency exchange rates between the periods was $6.6 million.

Polymer Segment Sales Volume % Change	Three Months Ended December 31, 2020
Performance Products	7.4%
Specialty Polymers	15.6%
Isoprene Rubber	100.0%
Subtotal	16.2%
Cariflex	(100.0)%
Total	6.0%
Sales volume of 70.2 kilotons for the three months ended December 31, 2020 increased 6.0% compared to the three months ended December 31, 2019. The increase in sales volumes is largely attributable to increases in Specialty Polymers volumes of 15.6%, primarily driven by the demand recovery across all regions particularly into durables and automotive applications, a 7.4% increase in Performance Products sales volumes, driven by higher sales into paving and roofing and adhesives applications, and sales attributable to the Isoprene Rubber Supply Agreement (“IRSA”) entered into in connection with the sale of our Cariflex business. These increases were partially offset by the divestiture of our Cariflex business.
For the three months ended December 31, 2020, the Polymer segment generated $30.6 million of Adjusted EBITDA (non-GAAP) compared to $29.5 million for the three months ended December 31, 2019, an increase of $1.0 million, or 3.5%. This increase is largely due to higher sales volumes, lower overall fixed costs and higher production rates, and the factors described above. However, on a comparative basis, excluding the net impact of $15.9 million attributable to the disposition of our Cariflex business, Adjusted EBITDA (non-GAAP) would have been $17.0 million higher for the three months ended December 31, 2020. The positive effect from changes in currency exchange rates between the periods was $1.2 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2020 VERSUS FY 2019 RESULTS
Revenue for the Polymer segment was $857.6 million for the year ended December 31, 2020 compared to $1,053.0 million for the year ended December 31, 2019. The decrease was due to lower sales volumes driven by the divestiture of our Cariflex business in March 2020 and lower average sales prices resulting from lower raw material costs across all product lines. The positive effect from changes in currency exchange rates between the periods was $2.5 million.

Polymer Segment Sales Volume % Change	Year Ended December 31, 2020
Performance Products	2.2%
Specialty Polymers	5.2%
Isoprene Rubber	100.0%
Subtotal	5.5%
Cariflex	(80.4)%
Total	(1.4)%
Sales volumes were 291.8 kilotons for the year ended December 31, 2020, a decrease of 4.2 kilotons, or 1.4%. The decrease is largely attributable to the divestiture of our Cariflex business, partially offset by the commencement of the IRSA during the first quarter of 2020. While we experienced the impacts of COVID-19 during the first half 2020, the demand recovered during the second half of the year. Specialty Polymers volumes increased 5.2% primarily driven by demand recovery in Asia. The 2.2% increase in Performance Products sales volumes was driven by higher sales into adhesives applications, as well as improved paving and roofing demand within North America.
For the year ended December 31, 2020, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $167.5 million compared to $188.2 million for the year ended December 31, 2019. The decrease in Adjusted EBITDA (non-GAAP) is mainly attributed to the divestiture of our Cariflex business in March 2020, in addition to the factors described above. However, on a comparative basis, excluding the net impact of $44.3 million attributable to the disposition of our Cariflex business, Adjusted EBITDA (non-GAAP) would have been approximately 18.0% higher for the year ended December 31, 2020. The positive effect from changes in currency exchange rates between the periods was $5.1 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
Chemical Segment

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue	(In thousands)
Adhesives	$68,066	$64,156	$257,855	$262,941
Performance Chemicals	110,643	100,380	406,152	438,146
Tires	13,269	11,529	41,585	50,381
	$191,978	$176,065	$705,592	$751,468

Operating income (loss) (1)	$6,906	$(4,789)	$(388,390)	$62,119
Adjusted EBITDA (non-GAAP) (2)	$23,868	$19,515	$94,614	$132,428
Adjusted EBITDA margin (non-GAAP) (3)	12.4%	11.1%	13.4%	17.6%
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(1)For the year ended December 31, 2020, includes the $400.0 million non-cash goodwill impairment charge in the Chemical segment.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of applicable non-GAAP measure to their most directly comparable U.S. GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
Q4 2020 VERSUS Q4 2019 RESULTS
Revenue for the Chemical segment was $192.0 million for the three months ended December 31, 2020 compared to $176.1 million for the three months ended December 31, 2019. The Chemical segment experienced higher sales volumes across all product lines, including opportunistic raw material sales. These volume increases were partially offset by lower average sales prices, including the impact of raw material sales. The positive effect from changes in currency exchange rates between the periods was $7.8 million.

Chemical Segment Sales Volume % Change	Three Months Ended December 31, 2020
Adhesives	9.0%
Performance Chemicals	25.6%
Tires (1)	27.2%
Total	20.3%
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(1)Tires volumes are less than 5% of total Chemical segment volumes.

Sales volume was 117.9 kilotons for the three months ended December 31, 2020 compared to 98.0 kilotons for the three months ended December 31, 2019. Performance Chemicals volumes increased 25.6% driven by opportunistic raw material sales, Adhesives volumes increased 9.0% due to improved market conditions globally for rosin esters, and Tires volumes increased 27.2% with the growth of innovation applications.
For the three months ended December 31, 2020, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $23.9 million compared to $19.5 million for the three months ended December 31, 2019. This increase is largely due to the increased volumes, in addition to the factors described above. These benefits were partially offset by the timing of higher costs, including costs associated with planned maintenance and turnaround activity. The positive effect from changes in currency exchange rates between the periods was $0.3 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2020 VERSUS FY 2019 RESULTS
Revenue for the Chemical segment was $705.6 million for the year ended December 31, 2020 compared to $751.5 million for the year ended December 31, 2019. The decrease was primarily attributable to lower average sales prices in the crude sulfate turpentine (“CST”) chain driven by a decrease in gum turpentine price and lower average sales prices for rosin esters associated with excess hydrocarbon tackifier supply. The decline was also due to lower average sales prices in tall oil fatty acids (“TOFA”) upgrades associated with the adverse impact of COVID-19. These impacts were partially offset by higher sales volumes of rosin ester adhesives and opportunistic raw material sales. The positive effect from changes in currency exchange rates between the periods was $8.5 million.

Chemical Segment Sales Volume % Change	Year Ended December 31, 2020
Adhesives	2.7%
Performance Chemicals	9.2%
Tires (1)	0.3%
Total	6.8%
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(1)Tires volumes are less than 5% of total Chemical segment volumes.
Sales volumes were 425.7 kilotons for the year ended December 31, 2020, an increase of 27.1 kilotons, or 6.8%, with higher opportunistic raw material sales within Performance Chemicals and increased rosin ester sales volumes, partially offset by lower sales volumes for TOFA and TOFA derivatives related to COVID-19 demand pressures.
For the year ended December 31, 2020, the Chemical segment generated $94.6 million of Adjusted EBITDA (non-GAAP) compared to $132.4 million for the year ended December 31, 2019. The 28.6% decrease in Adjusted EBITDA (non-GAAP) was primarily driven by lower margins as a result of a decline in average sales prices impacting the CST refinery and rosin ester products. The decrease was also driven by the decline in TOFA and TOFA derivative sales volumes impacted by market fundamentals, primarily due to COVID-19 and higher fixed costs, partially offset by higher opportunistic raw material sales. The positive effect from changes in currency exchange rates between the periods was $1.0 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the year ended December 31, 2020, we reduced consolidated debt by approximately $440.6 million, and consolidated net debt (non-GAAP) by $491.4 million. Consolidated net debt excluding effect of foreign currency was reduced by $541.4 million during the year ended December 31, 2020.
Summary of principal amounts for indebtedness and a reconciliation of consolidated debt to consolidated net debt and consolidated net debt excluding effect of foreign currency (non-GAAP):

	December 31, 2020	December 31, 2019
	(In thousands)
Kraton debt	$860,360	$1,288,277
KFPC (1)(2) loans	89,733	102,385
Consolidated debt	950,093	1,390,662

Kraton cash	82,804	24,631
KFPC (1) cash	3,097	10,402
Consolidated cash	85,901	35,033

Consolidated net debt	$864,192	$1,355,629

Effect of foreign currency on consolidated net debt	(49,970)
Consolidated net debt excluding effect of foreign currency (3)	$814,222
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(1)Cash at our KFPC joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
(2)KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
(3)We incurred $43.0 million related to the refinancings of our 7.0% senior unsecured notes and our asset backed loan for the year ended December 31, 2020. Excluding these refinancing impacts, consolidated net debt and consolidated net debt excluding the effect of foreign currency would have been $821.2 million and $771.3 million, respectively.
OUTLOOK
Following a significant demand contraction in the first half of 2020 associated with the adverse impact of COVID-19, we experienced demand recovery in the second half of the year. In 2020, we delivered approximately $20.0 million of run rate cost savings which will largely offset 2021 cost inflation, and we expect to deliver additional cost savings in 2021.
Based upon our current market view, we expect growth in our core business of 5% to 7%. However, we expect to incur approximately $15.0 million of costs in 2021 largely associated with a significant statutory turnaround at our Berre, France, plant, which occurs approximately every six years. We expect to incur the majority of the costs for the Berre turnaround in the first half of 2021.
On a full-year basis, we currently expect 2021 Adjusted EBITDA to be at least on par with our 2020 Adjusted EBITDA, after adjusting for the Cariflex stub period that contributed approximately $10.0 million in 2020, or approximately $252.0 million.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt (including as adjusted to exclude the effect of foreign currency), Adjusted Gross Profit, and Adjusted Gross Profit Per Ton. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, when filed.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC and the material impairment charge, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Gross Profit and Adjusted Gross Profit Per Ton: We define Adjusted Gross Profit Per Ton as Adjusted Gross Profit divided by total sales volume (for each reporting segment or on a consolidated basis, as applicable). We define Adjusted Gross Profit as gross profit excluding certain charges and expenses. Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC and the material goodwill impairment charge.
Consolidated Net Debt and Consolidated Net Debt excluding the effect of foreign currency: We define consolidated net debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses consolidated net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, February 25, 2021 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2020 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: 8680118.” U.S./Canada dial-in 800-857-6511. International dial-in: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 25, 2021 through 1:59 a.m. (Eastern Time) on March 11, 2021. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 8866-358-4515 and International callers dial 203-369-0131.
ABOUT KRATON
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, IMSS, REvolution, and CirKular+ are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, “forsees,” “future,” or “anticipates,” or by discussions of strategy, plans or intentions. The statement in this press release that are not historical statements, including, but not limited to, all matters described on the section titled “Outlook”, statements regarding our expectations as to the continued impact of the COVID-19 pandemic (including governmental and regulatory actions) on demand for our products, on the national and global economy and on our customers, suppliers, employees, business and results of operations, and our expectations for our business demand and growth in 2021, our debt reduction, our investments in accretive organic growth projects and our innovation pipeline, demand of our sustainable offerings, our 2021 Adjusted EBITDA, annual cash interest savings as a result of our December 2020 refinancing, timing regarding the incurrence of costs associated with our Berre turnaround, and capital spending and cost savings for 2021.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause our actual results to differ materially from those expressed in forward-looking statements are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: our ability to repay or re-finance indebtedness and risk associated with incurring additional indebtedness; our reliance on third parties for the provision of significant operating and other services; the impact of extraordinary events, including health epidemics or pandemics such as COVID-19 (including governmental and regulatory actions relating thereto), natural disasters and other weather conditions and terrorist attacks; conditions in the national and global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in our end-use markets; fluctuations in global tariffs and logistics costs; the potential for charges related to our goodwill or other assets; and other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Revenue	$406,764	$408,524	$1,563,150	$1,804,436
Cost of goods sold	289,891	331,578	1,165,279	1,390,007
Gross profit	116,873	76,946	397,871	414,429
Operating expenses:
Research and development	10,585	9,982	40,743	41,073
Selling, general, and administrative	39,199	38,177	161,944	149,800
Depreciation and amortization	32,194	37,941	126,022	136,171
Impairment of goodwill	—	—	400,000	—
Gain on insurance proceeds	—	—	—	(32,850)
Loss on disposal of fixed assets	784	790	750	773
Operating income (loss)	34,111	(9,944)	(331,588)	119,462
Other income (expense)	158	(220)	995	3,339
Disposition and exit of business activities	—	—	175,189	—
Loss on extinguishment of debt	(25,900)	(3,731)	(40,843)	(3,521)
Earnings of unconsolidated joint venture	147	143	457	506
Interest expense, net	(13,476)	(18,288)	(57,930)	(75,782)
Income (loss) before income taxes	(4,960)	(32,040)	(253,720)	44,004
Income tax benefit (expense)	(16,048)	9,932	32,034	11,813
Consolidated net income (loss)	(21,008)	(22,108)	(221,686)	55,817
Net income attributable to noncontrolling interest	(918)	844	(3,916)	(4,512)
Net income (loss) attributable to Kraton	$(21,926)	$(21,264)	$(225,602)	$51,305
Earnings (loss) per common share:
Basic	$(0.69)	$(0.67)	$(7.08)	$1.61
Diluted	$(0.69)	$(0.67)	$(7.08)	$1.60
Weighted average common shares outstanding:
Basic	31,798	31,516	31,746	31,581
Diluted	31,798	31,516	31,746	31,881

KRATON CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$85,901	$35,033
Receivables, net of allowances of $598 and $434	180,258	169,603
Inventories of products	318,885	332,457
Inventories of materials and supplies	34,164	32,211
Prepaid expense	11,844	6,991
Other current assets	15,338	22,385
Current assets held for sale	—	51,356
Total current assets	646,390	650,036
Property, plant, and equipment, less accumulated depreciation of $732,279 and $639,197	942,703	925,940
Goodwill	375,061	772,418
Intangible assets, less accumulated amortization of $330,070 and $285,819	294,734	325,877
Investment in unconsolidated joint venture	12,723	11,971
Deferred income taxes	83,534	8,863
Long-term operating lease assets, net	84,042	85,003
Other long-term assets	21,770	25,219
Long-term assets held for sale	—	27,058
Total assets	$2,460,957	$2,832,385
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$72,347	$53,139
Accounts payable-trade	176,229	168,541
Other payables and accruals	167,364	112,645
Due to related party	17,147	17,470
Current liabilities held for sale	—	14,849
Total current liabilities	433,087	366,644
Long-term debt, net of current portion	865,516	1,311,486
Deferred income taxes	125,559	125,240
Long-term operating lease liabilities	67,898	66,624
Deferred income	151,329	11,049
Other long-term liabilities	168,566	161,911
Long-term liabilities held for sale	—	3
Total liabilities	1,811,955	2,042,957
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,873 shares issued and outstanding at December 31, 2020; 31,751 shares issued and outstanding at December 31, 2019	319	318
Additional paid in capital	401,445	392,208
Retained earnings	240,464	464,712
Accumulated other comprehensive loss	(37,865)	(105,795)
Total Kraton stockholders’ equity	604,363	751,443

Noncontrolling interest	44,639	37,985
Total equity	649,002	789,428
Total liabilities and equity	$2,460,957	$2,832,385

KRATON CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(221,686)	$55,817
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	126,022	136,171
Lease amortization	24,488	23,093
Amortization of debt premium and original issue discount	148	1,064
Amortization of debt issuance costs	3,045	4,654
Amortization of deferred income	(20,054)	—
Loss on disposal of property, plant, and equipment	750	773
Disposition and exit of business activities	(175,189)	—
Loss on extinguishment of debt	40,843	3,521
Impairment of goodwill	400,000	—
(Earnings) loss from unconsolidated joint venture, net of dividends received	50	(62)
Deferred income tax benefit	(56,114)	(159)
Release of uncertain tax positions	(2,445)	(18,309)
Gain on insurance proceeds for capital expenditures	—	(3,948)
Share-based compensation	11,361	9,493
Decrease (increase) in:
Accounts receivable	(563)	5,848
Inventories of products, materials, and supplies	18,234	46,533
Other assets	483	10,986
Increase (decrease) in:
Accounts payable-trade	352	(3,472)
Other payables and accruals	5,595	(20,018)
Other long-term liabilities	(2,900)	(13,401)
Due to related party	(1,089)	(3,644)
Net cash provided by operating activities	151,331	234,940
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(73,893)	(103,688)
KFPC purchase of property, plant, and equipment	(4,132)	(965)
Purchase of software and other intangibles	(7,943)	(8,019)
Insurance proceeds for capital expenditures	—	3,948
Cash proceeds from disposition and exit of business activities	510,500	—
Net cash provided by (used in) investing activities	424,532	(108,724)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	477,000	57,941
Repayments of debt	(967,967)	(198,053)
KFPC proceeds from debt	71,949	34,240
KFPC repayments of debt	(90,577)	(59,700)
Capital lease payments	(179)	(169)
Purchase of treasury stock	(847)	(12,821)
Proceeds from the exercise of stock options	78	2,424
Settlement of interest rate swap	(1,295)	—
Debt issuance costs	(9,095)	—
Net cash used in financing activities	(520,933)	(176,138)
Effect of exchange rate differences on cash	(4,062)	(936)
Net increase in cash and cash equivalents	50,868	(50,858)
Cash and cash equivalents, beginning of period	35,033	85,891
Cash and cash equivalents, end of period	$85,901	$35,033

Supplemental disclosures during the period:
Cash paid for income taxes, net of refunds received	$6,917	$7,804
Cash paid for interest, net of capitalized interest	$66,757	$56,407
Capitalized interest	$3,099	$3,625
Supplemental non-cash disclosures increase (decrease) during the period:
Property, plant, and equipment accruals	$(9,785)	$2,277
Operating leases	$19,928	$105,308

KRATON CORPORATION
RECONCILIATION OF POLYMER GROSS PROFIT TO ADJUSTED GROSS PROFIT
(Unaudited)
(In thousands)

	Three Months Ended December 31,
	2020	2019
Gross profit	$68,689	$41,328
Add (deduct):
Restructuring and other charges (a)	—	115
Non-cash compensation expense	194	81
Spread between FIFO and ECRC	(15,025)	11,498
Adjusted gross profit (non-GAAP)	$53,858	$53,022
____________________________________________________
(a)Severance expenses and other restructuring related charges.

	Years Ended December 31,
	2020	2019
Gross profit	$230,261	$232,558
Add (deduct):
Restructuring and other charges (a)	387	1,030
KFPC startup costs (b)	—	3,019
Non-cash compensation expense	615	570
Spread between FIFO and ECRC	32,384	49,565
Adjusted gross profit (non-GAAP)	$263,647	$286,742
____________________________________________________
(a)Severance expenses and other restructuring related charges.
(b)Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold.

KRATON CORPORATION RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net loss attributable to Kraton			$(21,926)			$(21,264)
Net income (loss) attributable to noncontrolling interest			918			(844)
Consolidated net loss			(21,008)			(22,108)
Add (deduct):
Income tax (benefit) expense			16,048			(9,932)
Interest expense, net			13,476			18,288
Earnings of unconsolidated joint venture			(147)			(143)
Loss on extinguishment of debt			25,900			3,731
Other (income) expense			(158)			220
Operating income (loss)	27,205	6,906	34,111	(5,155)	(4,789)	(9,944)
Add (deduct):
Depreciation and amortization	13,573	18,621	32,194	15,855	22,086	37,941
Other income (expense)	(119)	277	158	(376)	156	(220)
Loss on extinguishment of debt	(25,900)	—	(25,900)	(3,731)	—	(3,731)
Earnings of unconsolidated joint venture	147	—	147	143	—	143
EBITDA (a)	14,906	25,804	40,710	6,736	17,453	24,189
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	426	12	438	5,694	138	5,832
Loss on disposal of fixed assets	—	—	—	535	—	535
Loss on extinguishment of debt	25,900	—	25,900	3,731	—	3,731
Non-cash compensation expense	4,350	—	4,350	1,335	—	1,335
Spread between FIFO and ECRC	(15,025)	(1,948)	(16,973)	11,498	1,924	13,422
Adjusted EBITDA (non-GAAP) (a)	$30,557	$23,868	$54,425	$29,529	$19,515	$49,044
____________________________________________________
(a)Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $10.9 million for the three months ended December 31, 2020, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition and disposition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

KRATON CORPORATION RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Year Ended December 31, 2020			Year Ended December 31, 2019
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$(225,602)			$51,305
Net income attributable to noncontrolling interest			3,916			4,512
Consolidated net income (loss)			(221,686)			55,817
Add (deduct):
Income tax benefit			(32,034)			(11,813)
Interest expense, net			57,930			75,782
Earnings of unconsolidated joint venture			(457)			(506)
Loss on extinguishment of debt			40,843			3,521
Other (income) expense			(995)			(3,339)
Disposition and exit of business activities			(175,189)			—
Operating income (loss)	56,802	(388,390)	(331,588)	57,343	62,119	119,462
Add:
Depreciation and amortization	52,910	73,112	126,022	59,151	77,020	136,171
Disposition and exit of business activities	175,189	—	175,189	—	—	—
Other income (expense)	(87)	1,082	995	(1,923)	5,262	3,339
Loss on extinguishment of debt	(40,843)	—	(40,843)	(3,521)	—	(3,521)
Earnings of unconsolidated joint venture	457	—	457	506	—	506
EBITDA (a)	244,428	(314,196)	(69,768)	111,556	144,401	255,957
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	13,656	1,392	15,048	10,475	946	11,421
Disposition and exit of business activities	(175,189)	—	(175,189)	—	—	—
(Gain) loss on disposal of fixed assets	—	(1,316)	(1,316)	535	—	535
Loss on extinguishment of debt	40,843	—	40,843	3,521	—	3,521
Impairment of goodwill	—	400,000	400,000	—	—	—
Hurricane related costs (c)	—	—	—	—	15,025	15,025
Hurricane reimbursements (d)	—	—	—	—	(26,561)	(26,561)
KFPC startup costs (e)	—	—	—	3,019	—	3,019
Sale of emissions credits (f)	—	—	—	—	(4,601)	(4,601)
Non-cash compensation expense	11,361	—	11,361	9,493	—	9,493
Spread between FIFO and ECRC	32,384	8,734	41,118	49,565	3,218	52,783
Adjusted EBITDA (non-GAAP) (a)	$167,483	$94,614	$262,097	$188,164	$132,428	$320,592
____________________________________________________
(a)Included in EBITDA is a $32.9 million gain on insurance, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.
Also included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $18.5 million for the year ended December 31, 2020, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition and disposition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.
(c)Incremental costs related to Hurricane Michael and Hurricane Dorian, which are recorded in cost of goods sold.
(d)Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.
(e)Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold.
(f)We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

We reconcile Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share (non-GAAP) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Diluted Earnings Per Share	$(0.69)	$(0.67)	$(7.08)	$1.60
Transaction, acquisition related costs, restructuring, and other costs (a)	0.02	0.14	0.36	0.27
Disposition and exit of business activities	0.17	—	(4.77)	—
Loss on disposal of fixed assets	—	0.01	(0.03)	0.01
Loss on extinguishment of debt	0.63	0.09	0.99	0.08
Impairment of goodwill	—	—	12.39	—
Tax restructuring	0.47	—	(1.56)	—
Hurricane related costs (b)	—	—	—	0.55
Hurricane reimbursements (c)	—	—	—	(0.83)
KFPC startup costs (d)	—	—	—	0.04
Sale of emissions credits (e)	—	0.03	—	(0.11)
Spread between FIFO and ECRC	(0.37)	0.34	0.99	1.33
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.23	$(0.06)	$1.29	$2.94
_____________________________________________________
(a)Charges related to the evaluation of acquisition and disposition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.
(b)Incremental costs related to Hurricane Michael and Hurricane Dorian, which are recorded in cost of goods sold.
(c)Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.
(d)Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold.
(e)We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.